UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     Commission File Number 333-113028
                                                            --------------------

                              MEDIANEWS GROUP, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

                1560 BROADWAY, SUITE 2100, DENVER, COLORADO 80202
                -------------------------------------------------
               Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                    6 7/8% SENIOR SUBORDINATED NOTES DUE 2013
                    -----------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
                                      ----
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  | |           Rule 12h-3(b)(1)(i)  | |
            Rule 12g-4(a)(1)(ii) | |           Rule 12h-3(b)(1)(ii) | |
            Rule 12g-4(a)(2)(i)  | |           Rule 12h-3(b)(2)(i)  | |
            Rule 12g-4(a)(2)(ii) | |           Rule 12h-3(b)(2)(ii) | |
                                               Rule 15d-6           |X|*

      Approximate number of holders of record as of the certification or notice date: 32
      -------------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, MediaNews Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 27, 2004                By: /S/ RONALD A. MAYO
                                           -------------------------------------
                                           Name:  Ronald A. Mayo
                                           Title: Vice President and
                                                  Chief Financial Officer

*The registrant's duty to file reports with the Securities and Exchange Commission has been suspended in respect of its fiscal year commencing July 1, 2004 pursuant to Section 15(d) of the Securities Exchange Act of 1934.